Question 77M


Merger. On December 14, 2007, the Large-Cap Fund acquired all of the assets and liabilities of the Wilmington Multi-Manager Mid-Cap Fund (.Mid-Cap Fund.) in exchange for shares of the Large-Cap
Fund, pursuant to an agreement and plan of reorganization approved by the Board of Trustees and approved by the shareholders of the Mid-Cap Fund. The Large-Cap Fund.s acquisition of the Mid-Cap
Fund was accomplished through the tax free exchange of the outstanding shares of the Mid-Cap Fund, 3,193,227 Institutional Shares and 1,062 A Shares, on December 14, 2007 (valued at $34,571,119 and
$11,446, respectively) for 2,510,649 Institutional Shares and 831 A Shares of the Large-Cap Fund. The net assets and net unrealized appreciation of the Mid-Cap Fund as of the close of business on December
14, 2007 were $34,582,565 and $2,789,012 respectively. Prior to the acquisition on December 14, 2007, the Large-Cap Fund had net assets of $259,072,482. After the acquisition the Large-Cap Fund had net assets of $293,655,047.